Exhibit 99.1
Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202
Noonan Russo
Wendy Lau (Media)
212-845-4272
Jane Petrino (Investors)
212-845-4274
FOR IMMEDIATE RELEASE
BARRIER THERAPEUTICS ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS
Princeton, NJ, November 1, 2005 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced its financial results for the third quarter ended September 30, 2005. Net loss for the quarter was $12.1 million, which represents a loss of $ .50 per share.
“We have seen several positive developments in the third quarter, following a challenging second quarter,” commented Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer. “On the commercial side, we are starting to see encouraging prescription numbers for Solagé®, suggesting that the efforts of our small sales force are starting to bear fruit. We’ve also had progress on the development side with both Vusion™, formerly known as Zimycan™, and Sebazole™. In addition, the positive results achieved with oral Rambazole™ in a Phase 2a study in moderate to severe inflammatory acne, and the encouraging biological data seen with topical Rambazole in volunteers, continue to build on our hopes for this potentially valuable asset in our pipeline.”
Third Quarter Financial Results
Total revenue for the quarter was $626,000 as compared to $223,000 for the same period in 2004. Included in this total is $155,000 of net product revenue from the U.S. and Canadian sales of Solagé®, which was acquired in February 2005. Product revenues for the quarter include the first shipments of Barrier labeled product in both territories. Additional revenue represents income from a research grant from the Belgian government and revenue related to contract payments. Revenue in the third quarter of last year consisted only of revenue from the Company’s research grant and revenue related to contract payments.
Total cost of product revenues (exclusive of amortization of product rights) which includes cost of finished goods and distribution expenses was $75,000 for the quarter. We did not report cost of product revenues during 2004 as we did not have product sales. Amortization expense related to the product rights for Solagé® was $88,000 for the quarter.

Barrier Therapeutics Announces Third Quarter 2005 Financial Results

Research and development expenses for the three months ended September 30, 2005 totaled $7.6 million, as compared to $8.0 million for the same period in 2004. Aggregate spending related to the Company’s four late stage product candidates, Vusion™, Sebazole™, Hyphanox™ and Liarozole, totaled $2.9 million this quarter, as compared to approximately $4.6 million for the same period in 2004. The decline in costs was primarily related to reduced clinical activity for Sebazole and Hyphanox. During the quarter, development expenses of $2.0 million were incurred for our earlier stage clinical product candidates as compared to $843,000 in the same period of 2004. During the quarter we incurred significant manufacturing development expenses related to clinical trial materials for Azoline. Internal research and development expenses, primarily personnel and related costs, were $2.4 million during the quarter, as compared to $2.1 million in the corresponding period in 2004.
Sales and marketing expenses for the quarter were $3.9 million, consisting primarily of personnel costs, and the costs related to our contract sales organization, as well as marketing and market research expenses related to Solagé® and VANIQA®. Total sales and marketing expenses of $1.1 million were incurred during the third quarter of 2004.
General and administrative expenses were $1.7 million for the quarter ended September 30, 2005 compared to $1.8 million in the third quarter of 2004. This change is a result of increases in professional fees and other public company related expenses that was more than offset by a reduction in stock compensation expense.
As a result of higher interest rates, net interest income for the third quarter of 2005 increased to $761,000 from $433,000 in the third quarter of 2004.
Net loss for the third quarter of 2005 was $12.1 million, which represents a loss of $.50 per share, as compared to a net loss of $10.2 million for the third quarter of 2004, which represented a loss per share of $.47.
At September 30, 2005, the Company had $88.9 million in cash, cash equivalents and marketable securities, as compared to $89.1 million as of December 31, 2004.
Third Quarter 2005 and Recent Operational Highlights:
• Receipt of notification from the U.S. Food & Drug Administration (FDA) that the Company’s submission to address the May 2005 not approvable letter for Vusion, formerly known as Zimycan, has been considered a complete response by the FDA. This designation by the FDA indicates that the appropriate information has been provided for their review. The Company believes that this response provides the FDA with the information necessary to complete its review of the New Drug Application (NDA) within approximately six months from the date of the submission of the response, which occurred in August 2005.
• Announcement that Barrier will retain worldwide rights for all licensed indications to its oral antifungal product candidate, Hyphanox. Janssen Pharmaceutica Products, L.P. held an option for the rights to Hyphanox, which had been negotiated as part of Barrier’s initial license to the product rights. Barrier triggered the option based on the results of its Phase 3 non-inferiority clinical trial in vaginal candidiasis, in which Hyphanox demonstrated clinical efficacy

Barrier Therapeutics Announces Third Quarter 2005 Financial Results

that was not inferior to fluconazole, but did not reach the primary regulatory endpoint of non-inferiority to fluconazole for therapeutic cure.
• Receipt of positive data from a Phase 2a proof of concept study with an oral formulation of Rambazole in the treatment of moderate to severe inflammatory acne in which 16 of 17 subjects (94%) experienced a reduction in total acne lesion count of more than 50% and 6 of 17 subjects (35%) were considered “cleared or almost cleared” after 12 weeks of treatment with 1mg/day.
• Receipt of encouraging biomarker data from a double-blind, vehicle controlled clinical pharmacology study with the topical formulation of Rambazole, in which each of 15 healthy volunteers were treated for 9 days with both the drug at a 0.07% or a 0.35% concentration and its vehicle. The levels of biomarkers obtained with the higher concentration of the topical Rambazole were similar to those reported in the literature for currently marketed concentrations of topical retinoic acid and none of the volunteers had signs of irritation.
• Submission of an NDA for Sebazole at the end of September. The FDA is now reviewing the submission to determine if it is acceptable for filing.
Conference Call & Webcast Information
Barrier’s senior management will host a conference call today, Tuesday, November 1, 2005 at 4:30p.m. New York time, to review 2005 third quarter financial results and provide a Company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-888-889-2497 (in the United States) or 1-973-582-2710 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 6574112. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and recently obtained the Canadian distribution rights for VANIQA® (eflornithine hydrochloride) Cream 13.9% for slowing the growth of unwanted facial hair in women. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include Vusion™ (formerly known as Zimycan™) for the treatment of diaper dermatitis complicated by candidiasis, which is under FDA review, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.

Barrier Therapeutics Announces Third Quarter 2005 Financial Results

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the ability of Barrier’s sales force to be effective, the prospects and timing of regulatory action for Vusion and Sebazole, and the future potential for our product candidates, including Rambazole. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of our clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Quarterly Report on Form 10Q, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
(Financial Tables to Follow)

Barrier Therapeutics Announces Third Quarter 2005 Financial Results

Barrier Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Net product revenue	$155	$—	$460	$—
Contract revenue	150	25	521	25
Grant revenue	321	198	770	557

Total Revenues	626	223	1,751	582

Costs and expenses:
Cost of goods sold	75		116
Amortization of Product Rights	88		232
Research and development	7,626	7,961	24,417	20,056
Sales and marketing	3,918	1,078	7,959	2,719
General and administrative	1,730	1,767	6,141	5,148

Total costs and expenses	13,437	10,806	38,865	27,923

Loss from operations	(12,811)	(10,583)	(37,114)	(27,341)

Interest income, net	761	433	2,098	911

Net loss	(12,050)	(10,150)	(35,016)	(26,430)

Preferred stock accretion	—		—	(4,592)

Net loss attributable to common stockholders	$(12,050)	$(10,150)	$(35,016)	$(31,022)

Basic and diluted net loss attributable to common stockholders per share	$(0.50)	$(0.47)	$(1.49)	$(2.51)

Weighted average shares outstanding — basic and diluted	23,962,649	21,549,794	23,536,482	12,357,817

Pro forma basic and diluted net loss attributable to common stockholders per share			$(1.49)	$(1.61)

Pro forma weighted average shares			23,536,482	19,315,131
Certain amounts have been reclassified to conform to the current period presentation.
The pro forma net loss per share attributable to common stockholders gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each occurred when the preferred stock was issued.
Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
Cash and cash equivalents	$33,827	$11,908
Marketable securities	55,107	77,173
Total assets	95,211	92,784
Current liabilities	8,693	8,771
Total liabilities and stockholders equity	95,211	92,784